Exhibit 99.1

Carvana acquires ADESA U.S.’s physical auction business

Carvana will operate ADESA U.S. auction business under the leadership of ADESA President John Hammer

PHOENIX – May 10, 2022 – at 6:30 a.m. EST – Carvana (NYSE: CVNA), the leading e-commerce brand for buyying and selling used cars, announces the $2.2B acquisition of ADESA’s U.S. physical auction business (“ADESA U.S.”) from KAR Global (NYSE: KAR), consisting of 56 ADESA U.S. locations totaling approximately 6.5 million square feet of buildings on more than 4,000 acres.

“This alignment with ADESA U.S. will further strengthen our foundation for growth and provide us with significant flexibility to execute our plan through a wide range of macroeconomic scenarios,” says Ernie Garcia, Carvana founder and CEO. “Despite the recent industry slowdown, Carvana continues to grow and deliver exceptional experiences to an increasing number of customers. We aim to use this ADESA U.S. alignment to both improve the experiences of the ADESA U.S. physical auction customers and to focus on significant and sustainable efficiencies, and unit economic improvements, for Carvana to catapult back into rapid profitable growth as the industry inevitably rebounds.”

“We are committed to ensuring a seamless transition for the ADESA U.S. physical auction customers,” said John Hammer, President of ADESA. “We’re excited to collaborate to more positively impact the largest retail sector in the country, especially as we combine our physical auction and retail capabilities to better serve buyers, sellers and consumers across the automotive industry.”

Carvana was advised by Citi and J.P. Morgan Securities LLC as financial advisors and Kirkland & Ellis LLP as legal counsel.

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About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy and sell cars. With a continued focus on its customers, technology and innovation, Carvana offers an intuitive and convenient online car buying, selling, and financing experience. Carvana.com enables customers to quickly and easily shop more than 70,000 vehicles, finance, trade in or sell their current vehicle to Carvana, sign contracts and schedule delivery or pickup at one of its patented, automated Car Vending Machines. Carvana is a Fortune 500 company, providing as-soon-as-next-day delivery to customers in over 300 U.S. markets.For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram, Twitter, YouTube or the Carvana Blog.

Contacts:

Investors

Mike Levin

investors@carvana.com

Media

Kristin Thwaites

press@carvana.com